PROMISSORY NOTE

Boca Raton, Florida
January 19, 2001

FOR VALUE RECEIVED, US DATA AUTHORITY, INC., a Florida corporation, whose address is 3500 NW Boca Raton Boulevard, Building 811, Boca Raton, Florida 33431 ("Borrower") promises to pay to JOSEPH E. SHAMY, an individual resident of Florida whose address is 17616 Candlewood Terrace, Boca Raton, Florida 33487 ("Lender"), at Lender's address or at such other place as Lender may from time to time designated in writing, in lawful money of the United States of America, the principal sum of One Hundred Thousand Dollars ($100,000.00) upon Borrower's receipt of such amount from Lender. The principal outstanding from time to time under this Note shall bear interest at twelve percent (12%) per annum (computed on the basis of a 360-day year for the actual number of days elapsed) from the date of the borrowing until paid in full and shall be payable monthly.

1. Re-payment. Except as may be provided in other agreements executed between Lender and Borrower, the understanding principal and any unpaid accrued interest of this Note shall be due and payable on the date one year from the date of this Note. Interest upon this Note shall be paid in monthly installments on the first (1st) day of each month with the first such interest accrued from the date of this Note Commending on January 19, 2001, and shall continue until this Note is paid in full. Any late payment of interest shall bear interest at the rate of eighteen percent (18%) per annum (computed on the basis of a 360-day ear for the actual number of days elapsed).

2. Collateral. Payment of the principal and accrued interest of this Note shall be secured by the assets of Borrower. Borrower grants to Lender a contractual security interest in al assets of Borrower. This Note is secured by that certain Security Agreement of even date herewith providing a security interest in favor of Lender with respect to the personal property, fixtures and business assets of the Borrower, as more particularly described in said Security Agreement are hereby made part of this Promissory Note.

3. No Prepayment Penalty. Borrower shall have the right to prepay this Note in full or in part at any time without the imposition of any prepayment fee or penalty. Any partial prepayments shall be applied first to any accrued and unpaid interest due under this Note and the balance, fi any, to the understanding principal balance of this Note.

4. Right to Alternative Form of Payment. Lender shall have the option to convert the outstanding balance of the principal owing on this Note in satisfaction of repayment of such outstanding balance into shares of common stock of Borrower at a per share price of one dollar and twenty-five cents ($1.25), if conversion occurs within 30 days; at a per share price of seventy-five cents ($.75) if conversion occurs within 60 days; at a per share price of forty cents ($.40) if the conversion occurs within 90 days; and at a per share price of twenty cents ($.20), if the conversion happens any time after 90 days and before the payment in full of the principal and interest on this Note. Conversion shall require a written note to US Data Authority, Inc., and/or its Chief Operating Officer and the common stock shall be issued in tender within 24 hours.

5. Remedies and Waiver. Lender may take whatever action in law or at equity it may consider necessary or desirable to collect any sums then due and thereafter to become due hereunder and to enforce performance hereunder. In this connection, Borrower hereby waives diligence, presentment for payment, demand, notice of acceleration, protest and notice of protest of this Note, and to the extent permitted by applicable law, all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note.

6. Cumulative Rights and No Waiver. Each and every right granted to Lender hereunder or allowed it by law or equity, shall be cumulative and may be exercised from time to time. Lender shall not be deemed, by any act or omission or commission, to have waived any of its rights or remedies hereunder shall not constitute a waiver of the right to exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option without the express consent of Lender, except as and to the extent provided by law. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

7. Miscellaneous. It is expressly stipulated and agreed to be the intent of borrower and Lender at all times to comply with the applicable law now or hereafter governing the interest payable on this Note. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under this Note, or if any prepayment by Borrower results in Borrower's having paid any interest in excess of that permitted by applicable law, then it is Borrower's and Lender's express intent that all excess amounts therefore collected by Lender be credited on the principal balance of this Note (of, if this Note has been paid in full, refunded to Borrower), and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then Applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

8. Choice of Law. This Note is made under, and shall be construed by, the laws of the State of Florida.

IN WITNESS WHEREOF, the Borrowers, intending to be legally bound hereby, have duly executed this Note under seal on the date first above written.

BORROWER:

US DATA AUTHORITY

/s/ Dominick F. Maggio, COO
By: Dominick F. Maggio
Its: Executive Vice President and Chief Operating Officer